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                                                                    News Release
FOR FURTHER INFORMATION:
Elliott J. Broderick                                 Fred Nachman
Chief Financial Officer                              Marjan Communications Inc.
(248) 644-7110                                       (312) 867-1771


FOR IMMEDIATE RELEASE


                        MALAN REALTY INVESTORS ANNOUNCES
               NET ASSETS IN LIQUIDATION AT END OF SECOND QUARTER,
                    PROPERTY SALES AND FINANCING ACTIVITIES


         BINGHAM FARMS, MICH., AUGUST 12, 2003 - MALAN REALTY INVESTORS, INC. (NYSE: MAL), a self-administered real estate investment trust (REIT), today announced that for the second quarter ended June 30, 2003, its net assets in liquidation increased by $738,000 to $28.6 million.

         As a result of the approval of a plan of complete liquidation by its shareholders, the company adopted the liquidation basis of accounting for all periods beginning after September 30, 2002. On September 30, 2002, in accordance with the liquidation basis of accounting, assets were adjusted to estimated net realizable value and liabilities were adjusted to estimated settlement amounts, including estimated costs associated with carrying out the liquidation. Accordingly, Malan no longer reports net income or funds from operations.


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         The increase in net assets for the quarter was primarily attributable to a decrease in the reserve for estimated liquidation costs of $1.1 million, due to payments of and estimated decreases in future costs of carrying out the liquidation. Operating income for the quarter of $10,000 consisted of income from properties and a $1.1 million decrease in estimated environmental investigation and remediation costs, based on revised information relating to cleanup costs at certain properties, and was offset by a charge of $1.4 million as the result of an unfavorable court decision in litigation brought by the company's former president and CEO. The company is currently appealing the decision.

         Malan also announced that it closed on the sales of four properties during the quarter and four others subsequent to June 30, 2003, at contract prices totaling $30.3 million. The company currently has nine operating properties and one vacant land parcel under contract for $61.2 million, one property under a letter of intent for $2.1 million and one additional property under an option for $1.0 million. Certain letters of intent announced previously were terminated without proceeding to contract.

           The company also announced that subsequent to the end of the second quarter, it retired its $27 million Secured Convertible Notes, paid off its loan with JDI Loans, extended its loan with Salomon Brothers Realty Corp for twelve months and was negotiating an extension of its loan with Cohen Financial. The company also entered into a two-year, $20.5 million loan with UBS Warburg Real Estate Investments, collateralized by Bricktown Square in Chicago. Proceeds of the loan were utilized to retire the Convertible Notes.

         Malan Realty Investors, Inc. owns and manages properties that are leased primarily to national and regional retail companies. In August 2002, the company's shareholders approved a plan of complete liquidation. The company owns a portfolio of 39 properties located in eight states that contains an aggregate of approximately 3.5 million square feet of gross leasable area.



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         Safe Harbor Statement: This news release may contain forward-looking statements. Although the company believes that the statements and projections are based on reasonable assumptions, actual results may differ from those projected. Key factors that could cause actual results to differ materially include uncertainties regarding the length of time required to sell the company's properties and execute its plan of liquidation and expenses incurred during the liquidation period, changing market conditions affecting the sales price of our properties, the disproportionate effect of changes in proceeds from property sales on liquidating distributions due to the company's capital structure, the cost of litigation in which the company is involved, bankruptcies and other financial difficulties of tenants, the cost of addressing environmental concerns, unforeseen contingent liabilities, and other risks associated with the commercial real estate business, as detailed in the company's filings from time to time with the Securities and Exchange Commission. Many of these factors are beyond the control of the company. Malan does not undertake to update these forward-looking statements.

         News releases for Malan Realty Investors are available on the company's Web site at www.malanreit.com or in the Company News section on the PR Newswire Web site at www.prnewswire.com.